EXHIBIT 10.4

FIRST AMENDMENT TO THE
USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, USEC Inc. (the “Company”) has adopted that certain USEC Inc. Executive Deferred Compensation Plan, effective January 1, 2008 (the “Plan”);

WHEREAS, the Company has appointed the USEC Inc. Benefit Plan Administrative Committee (the “Committee”) as the Committee to interpret, administer and apply the provisions of the Plan document; and

WHEREAS, in accordance with Section 9.1 of the Plan, the Committee desires to amend the Plan in order to provide for additional flexibility in the timing of elections by Participants to defer their Bonuses and to make certain other clarifying changes to the Plan;

NOW THEREFORE, the Plan is amended as follows:

1.           Section 3.1 of the Plan is amended and restated to read as follows:

“3.1           Elections to Defer Compensation.

(a)           Form of Elections.  A Participant may only elect to defer Compensation attributable to services provided in years after the year in which the election is made; provided, however, that to the extent a Bonus satisfies the requirements for performance-based compensation under Code Section 409A, the Committee may allow a Participant who has previously made a deferral election to change his or her deferral election with respect to such Bonus no later than the date that is six months before the end of the performance period for which the Bonus is paid.  Elections shall take the form of a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined in the sole and absolute discretion of the Committee) of between five percent (5%) and ninety percent (90%) of Base Salary, or a whole percentage or a percentage above a specified dollar amount of between five percent (5%) and one hundred percent (100%) of Bonuses specified by the Committee in the Participant Election for the applicable Plan Year.

(b)           Base Salary Deferral Election. An Eligible Employee’s initial election to defer Base Salary shall be made during the enrollment period established by the Committee prior to the effective date of the Participant’s commencement of participation in the Plan and shall apply only to Base Salary for services performed after such deferral election is processed.  A Participant may increase, decrease, terminate or recommence a deferral election with respect to Base Salary for any subsequent Plan Year by filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year, which election shall be effective on the first day of the next following Plan Year.  In the absence of an affirmative election by the Participant to the contrary, the deferral election for the prior Plan Year shall continue in effect for future Plan Years.  After the beginning of the Plan Year, deferral elections with respect to Base Salary for services performed during such Plan Year shall be irrevocable, except in the event of Financial Hardship as provided in Section 6.5

(c)           Bonus Deferral Election.  An Eligible Employee’s initial election to defer Bonuses shall be made during the enrollment period established by the Committee prior to the effective date of the Participant’s commencement of participation in the Plan and shall apply only to Bonuses for services performed in years after the year such deferral election is processed; provided, however, that to the extent a Bonus satisfies the requirements for performance-based compensation under Code Section 409A, the Committee may allow a Participant who has previously made a deferral election with respect to a performance period Bonus to increase, decrease, or terminate his or her deferral election with respect to such Bonus by filing a Participant Election prior to the date that is six months before the end of the performance period and in no event later than the date the Bonus for such performance period has become readily ascertainable.  In the absence of an affirmative election by the Participant to the contrary, the deferral election for a Plan Year shall continue in effect for future Plan Years.  After the date that is six months before the end of the performance period (or if earlier, the date the Bonus for such performance period has become readily ascertainable), deferral elections with respect to a performance-based Bonus for services performed during such performance period shall be irrevocable, except in the event of Financial Hardship as provided in Section 6.5.

2.           Section 6.1(b) of the Plan is amended and restated to read as follows:

(b)
Small Benefit Exception.  Notwithstanding the foregoing, (i) with respect to amounts deferred on or after July 1, 2010, if payment is made in installments, immediate payment of all remaining installments shall be made if the present value of the deferred amount to be paid in the remaining installments falls below twenty-five thousand dollars ($25,000), and (ii) if at the time of any payment from an Account, the Distributable Amount from such Account is less than or equal to the applicable dollar amount under Code Section 402(g)(1)(B) ($16,500 in 2010), the full Distributable Amount shall be paid from such Account in a single lump sum payment, provided such single lump sum payment results in the distribution of the Participant’s entire interest in all nonqualified deferred compensation considered under Treasury Regulation Section 1.409A-1(c)(2) to be deferred under a single plan of which the Plan is a part.

3.           Except as set forth herein, the Plan shall remain in full force and effect.

Executed as of this 28th day of June, 2010

USEC Inc.

By:           /s/ W. Lance Wright
W. Lance Wright
Title:           Senior Vice President, Human Resources and
Administration

--